Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Fate Therapeutics, Inc. for the registration of common stock, preferred stock, debt securities, warrants and units of Fate Therapeutics, Inc. and to the incorporation by reference therein of our report dated March 17, 2014, with respect to the consolidated financial statements of Fate Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, CA
October 1, 2014